As filed with the Securities and Exchange Commission on December 20, 2005
Registration No. 333-128424

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 7
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
CRM Holdings, Ltd.
(Exact name of registrant as specified in its charter)

Bermuda	6331	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)
PO Box HM 2062
Hamilton HM HX
Bermuda
(441) 295-2185
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Agent for Service:
Louis J. Viglotti, Esq.
General Counsel
Compensation Risk Managers, LLC
112 Delafield Street
Poughkeepsie, New York 12601
(845) 452-4100
(Name and address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Roslyn Tom, Esq. Baker & McKenzie LLP 805 Third Avenue New York, New York 10022 (212) 751-5700	Peter S. Kolevzon, Esq. Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, New York 10036 (212) 715-9100
     Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after the registration statement becomes effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
      The purpose of this Amendment No. 7 to the Registration Statement is solely to amend Part II of the Registration Statement to file an Exhibit to the Registration Statement as set forth below in Item 16 of Part II.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.
      The expenses in connection with the registration of the common shares covered by this prospectus are set forth in the following table. All amounts except the registration and NASD filing fee are estimated:

Securities and Exchange Commission registration fee	16,775
NASD filing fee	16,667
Printing and engraving expenses	300,000
Accounting fees and expenses	393,729
Legal fees and expenses	2,708,575
Registrar and transfer agent fees	30,000
Miscellaneous	434,254

Total	$3,900,000

      All expenses in connection with the issuance and distribution of the securities being offered shall be borne by the registrant, other than underwriting discounts and selling commissions, if any.

Item 14.	Indemnification of Directors and Officers.
      The amended and restated bye-laws of the Registrant provide for the indemnification of the Registrant’s officers and directors, members of a (duly constituted) committee and any resident representative (and their respective heirs, executors or administrators), each referred to as an “Indemnified Person,” against all actions, costs, charges, liabilities, loss, damage or expense to the full extent permitted by Bermuda law, incurred or suffered by such party by reason of any act done, conceived in or omitted in the conduct of the Registrant’s business or in the discharge of his/her duties; provided that such indemnification shall not extend to any matter which would render it void pursuant to the Companies Act 1981 (the “Companies Act”) as in effect from time to time in Bermuda.
      The Registrant’s amended and restated bye-laws state that an Indemnified Person shall be indemnified out of the funds of the Registrant against all liabilities incurred by him or her by reason of any act done, conceived in or omitted in the conduct of the Registrant’s business or in the discharge of his or her duties, in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor, or in which he or she is acquitted, or in connection with the application under the Companies Act in which relief is granted to him or her by the court.
      In addition, each shareholder and the Registrant agree to waive any claim or right of action such shareholder or it may have at any time, whether individually or by or in the right of the Registrant against any Indemnified Person on account of any action taken by such person in the performance of his or her duties with or for the Registrant; provided that such waiver shall not apply to any claims or rights of action which would render it void pursuant to the Companies Act as in effect from time to time in Bermuda, and any claim or rights of action arising out of fraud or dishonesty on the part of such Indemnified Person or with respect to the recovery of any gain, personal profit or advantage to which such Indemnified Person is not legally entitled.
      The Companies Act provides that a Bermuda company may indemnify its directors in respect of any loss arising or liability attaching to them as a result of any negligence, default, breach of duty or breach of trust of which they may be guilty. However, the Companies Act also provides that any provision, whether contained in the company’s bye-laws or in a contract or arrangement between the company and the director, indemnifying a director against any liability which would attach to him in respect of his fraud or dishonesty will be void.
      Under the Registrant’s employment agreements with each of Daniel G. Hickey, Jr. and Martin D. Rakoff, the Co-Chief Executive Officers, if either of Messrs. Hickey or Rakoff is made or threatened to be made a party to any action, suit or proceeding by reason of his service to the Registrant, he shall be indemnified to the fullest extent allowed under the Registrant’s organizational documents or Board resolutions or, if greater, the laws of the State of New York against all expenses and liabilities reasonably incurred in connection therewith. Such indemnification shall survive the term of employment and shall inure to the benefit of the heirs, executors and administrators of each of Messrs. Hickey and Rakoff.

      Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 hereto for provisions providing that the Underwriters are obligated, under certain circumstances, to indemnify the directors, certain officers and the controlling persons of the Registrant against certain liabilities under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

Item 15.	Recent Sales of Unregistered Securities.
      The Registrant was incorporated in Bermuda on September 7, 2005 under the laws of Bermuda. In connection with the formation, the Registrant issued 1,200,000 common shares, par value $0.01 per share, for $12,000 to Reid Finance Ltd., an affiliate of Appleby Spurling Hunter, pursuant to an exemption provided by Section 4(2) of the Securities Act. Immediately prior to the closing of this offering, the Registrant will issue 10,247,115 common shares and 790,000 class B shares, par value $0.01 per share, to the Registrant’s existing shareholders in exchange for their interests in Compensation Risk Managers, LLC, Compensation Risk Managers of California, LLC, EIMAR, L.L.C., and Twin Bridges (Bermuda) Ltd. to effect the formation of a holding company in order to change the domicile of the owner of these companies. As a result of this exchange, the present owners of the operating companies will, indirectly through the Registrant, own the operating companies in the precise same proportion as they now own the operating companies directly. The Registrant will have no assets or liabilities after the exchange, except for all of the interests in the operating companies. This exchange is exempt from the registration requirements of the Securities Act and also constitutes a private placement pursuant to Section 4(2) thereof.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

Exhibit
Number		Description

††††1	.1	Form of Underwriting Agreement to be entered into by and between the Company and Sandler O’Neill & Partners, L.P. and KeyBank Capital Markets
††††2	.1	Reorganization Agreement, by and among the Company, Compensation Risk Managers, LLC, Compensation Risk Managers of California, LLC, EIMAR, L.L.C., Twin Bridges, the individuals named therein and Village Holdings, LLC, dated December 7, 2005
†3	.1	Memorandum of Association of the Company
†3	.2	Bye-Laws of the Company
††††3	.3	Amended and Restated Bye-Laws of the Company
4.1		Specimen Common Share Certificate
††††††5	.1	Opinion of Appleby Spurling Hunter
†††10	.1	Employment Agreement, between the Company and Daniel G. Hickey, Jr., dated November 3, 2005
†††10	.2	Employment Agreement, between the Company and Martin D. Rakoff, dated November 3, 2005
†10	.3	Interest and Liabilities Contract to Workers’ Compensation and Employer’s Liability Proportional Reinsurance Agreement, between New York Marine & General Insurance Company and Twin Bridges (Bermuda) Limited, effective December 1, 2003
†10	.4	Lease Agreement between Oakwood Partners L.L.C. and Compensation Risk Managers, LLC, dated August 5, 2005
†10	.5	Loan Agreement, dated October 28, 2004, between Compensation Risk Managers, LLC and KeyBank National Association
†10	.6	Amended and Restated Loan Agreement, dated May 5, 2005, between Compensation Risk Managers, LLC and KeyBank National Association (amending and restating the Loan Agreement, between Compensation Risk Managers, LLC and KeyBank National Association, dated October 28, 2004)
†10	.7	Loan Agreement, between Twin Bridges (Bermuda) Ltd. and KeyBank National Association dated October 28, 2004 ($3 million loan)
†10	.8	Loan Agreement, between Twin Bridges (Bermuda) Ltd. and KeyBank National Association dated October 28, 2004 ($7.5 million loan)

Exhibit
Number		Description

††10	.9	Amendment to Loan Agreement, dated June 30, 2005, between Twin Bridges (Bermuda) Ltd. and KeyBank National Association (amending the Loan Agreement between Twin Bridges (Bermuda) Ltd. and KeyBank National Association, dated October 28, 2004)
††10	.10	Amended and Restated Loan Agreement, dated October 3, 2005, between Twin Bridges (Bermuda) Ltd. and KeyBank National Association (amending and restating the Loan Agreement, dated October 28 and subsequently amended June 30, 2005)
††10	.11	Amended and Restated Loan Agreement, dated October 3, 2005, between Twin Bridges (Bermuda) Ltd. and KeyBank National Association (amending and restating the Loan Agreement dated October 28, 2004)
††10	.12	Amended and Restated Loan Agreement, dated October 3, 2005, between Compensation Risk Managers, LLC and KeyBank National Association (amending and restating the Loan Agreement between Compensation Risk Managers, LLC and KeyBank National Association, dated October 28, 2004 and subsequently amended and restated May 5, 2005)
††††10	.13	2005 Long-Term Incentive Plan
††††10	.14	Tax Indemnification Agreement, by and among Compensation Risk Managers, LLC, Compensation Risk Managers of California, LLC, EIMAR, L.L.C., Twin Bridges (Bermuda) Ltd., the individuals named therein and Village Holdings, LLC, dated December 7, 2005
††††10	.15	Employment Agreement, between the Company and Louis J. Viglotti, dated November 22, 2005
†††††10	.16	Amendment to Loan Agreement, by and between Twin Bridges (Bermuda) Ltd. and KeyBank National Association dated December 14, 2005 (amending the Amended and Restated Loan Agreement dated October 3, 2005)
†††21	.1	List of subsidiaries of the Company
†††††23	.1	Consent of Johnson Lambert & Co.
††††††23	.2	Consent of Appleby Spurling Hunter (included in Exhibit 5.1)
††24	.1	Power of Attorney

†	Previously filed on the Company’s Registration Statement on Form S-1 (No. 333-128424) on September 19, 2005.
††	Previously filed on Amendment No. 1 to the Company’s Registration Statement on Form S-1 (No. 333-128424) on November 8, 2005.
†††	Previously filed on Amendment No. 2 to the Company’s Registration Statement on Form S-1 (No. 333-128424) on November 28, 2005.

††††	Previously filed on Amendment No. 4 to the Company’s Registration Statement on Form S-1 (No. 333-128424) on December 7, 2005.

†††††	Previously filed on Amendment No. 5 to the Company’s Registration Statement on Form S-1 (No. 333-128424) on December 16, 2005.

††††††	Previously filed on Amendment No. 6 to the Company’s Registration Statement on Form S-1 (No. 333-128424) on December 19, 2005.

      (b) Financial Statement Schedules for Compensation Risk Managers, LLC and Affiliates
      Report of Independent Registered Public Accounting Firm on Financial Statement Schedules.
      Schedule III — Supplementary insurance information.
      Schedule IV — Reinsurance.
      Schedule VI — Supplemental information concerning property-casualty insurance operations.
      Financial Statement Schedules III, IV and VI for Compensation Risk Managers, LLC and its affiliates are included on II-4, II-5 and II-6, respectively. All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are omitted because they are not required, are not applicable or the information is included in the financial statements or notes thereto.

Report of Independent Registered Public Accounting Firm on
Financial Statement Schedules
To the Members of
Compensation Risk Managers, LLC and Affiliates
      The audits referred to in our report dated August 5, 2005 include the related financial statement schedules as of December 31, 2004, and for each of the years in the three-year period ended December 31, 2004, included in this Registration Statement on Form S-1. These financial statement schedules are the responsibility of Compensation Risk Managers, LLC’s management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the combined financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ JOHNSON LAMBERT & CO.
Reston, Virginia
August 5, 2005

Compensation Risk Managers, LLC and Affiliates
Schedule III – Supplementary Insurance Information

		Future policy		Other		Investment
	Deferred	benefits,		policy		income,	Losses and	Amortization
	policy	losses and	Unearned	claims and	Net	net of	loss	of policy	Other
	acquisition	loss	reinsurance	benefits	reinsurance	advisory	adjustment	acquisition	underwriting	Premiums
	costs	expenses	premiums	payable	premiums	fees	expenses	costs	expenses	written

2004	$1,413,500	$2,696,000	$4,779,950	$—	$5,109,883	$21,670	$2,528,083	$1,511,065	$206,238	$7,105,000

2003	823,515	167,917	2,784,834	—	253,167	88	167,917	74,865	61,749	3,038,000

Compensation Risk Managers, LLC and Affiliates
Schedule IV — Reinsurance

					Percentage
		Ceded to	Assumed		of amount
	Direct	other	from other		assumed to
	amount	companies	companies	Net amount	net

Workers’ Compensation Insurance:
2004	$—	$—	$5,109,883	$5,109,883	100%
2003	—	—	253,167	253,167	100%

Compensation Risk Managers, LLC and Affiliates
Schedule VI – Supplemental Information Concerning Insurance Operations

Incurred losses
and loss
adjustment
		Reserve for				Investment	expenses			Paid claims
	Deferred	losses and				income,	related to:		Amortization	and
	policy	loss		Unearned	Net	net of			of policy	claim
	acquisition	adjustment	Discount	reinsurance	reinsurance	advisory	Current	Prior	acquisition	adjustment	Premiums
	costs	expenses	reserves	premiums	premiums	fees	year	year	costs	expenses	written

2004	$1,413,500	$2,696,000	$—	$4,779,950	$5,109,883	$21,670	$2,528,083	$—	$1,511,065	$—	$7,105,000

2003	823,515	167,917	—	2,784,834	253,167	88	167,917	—	74,865	—	3,038,000

Item 17.	Undertakings.
      The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
      The Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

(2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 20th day of December, 2005.

CRM Holdings, Ltd.

/s/ Daniel G. Hickey, Jr.

Daniel G. Hickey, Jr.
Co-Chief Executive Officer

/s/ Martin D. Rakoff

Martin D. Rakoff
Co-Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel G. Hickey, Jr. Daniel G. Hickey, Jr.	Co-Chief Executive Officer and Chairman of the Board	December 20, 2005

/s/ Martin D. Rakoff Martin D. Rakoff	Co-Chief Executive Officer and Deputy Chairman of the Board	December 20, 2005

/s/ James J. Scardino James J. Scardino	Chief Financial Officer	December 20, 2005

* Allan W. Fulkerson	Director	December 20, 2005

* Daniel G. Hickey, Sr.	Director	December 20, 2005

* David M. Birsner	Director	December 20, 2005

* Keith S. Hynes	Director	December 20, 2005

* Philip J. Magnarella	Director	December 20, 2005

* Louis Rosner	Director	December 20, 2005

Signature		Title	Date

* Salvatore A. Patafio		Director	December 20, 2005

/s/ Daniel G. Hickey, Jr. Daniel G. Hickey, Jr.		Authorized Representative in the United States	December 20, 2005

*By:	/s/ Daniel G. Hickey, Jr. Daniel G. Hickey, Jr. Attorney-in-fact

Exhibit Index

Exhibit
Number		Description

††††1	.1	Form of Underwriting Agreement to be entered into by and between the Company and Sandler O’Neill & Partners, L.P. and KeyBank Capital Markets
††††2	.1	Reorganization Agreement, by and among the Company, Compensation Risk Managers, LLC, Compensation Risk Managers of California, LLC, EIMAR, L.L.C., Twin Bridges, the individuals named therein and Village Holdings, LLC, dated December 7, 2005
†3	.1	Memorandum of Association of the Company
†3	.2	Bye-Laws of the Company
††††3	.3	Amended and Restated Bye-Laws of the Company
4.1		Specimen Common Share Certificate
††††††5	.1	Opinion of Appleby Spurling Hunter
†††10	.1	Employment Agreement, between the Company and Daniel G. Hickey, Jr., dated November 3, 2005
†††10	.2	Employment Agreement, between the Company and Martin D. Rakoff, dated November 3, 2005
†10	.3	Interest and Liabilities Contract to Workers’ Compensation and Employer’s Liability Proportional Reinsurance Agreement, between New York Marine & General Insurance Company and Twin Bridges (Bermuda) Limited, effective December 1, 2003
†10	.4	Lease Agreement between Oakwood Partners L.L.C. and Compensation Risk Managers, LLC, dated August 5, 2005
†10	.5	Loan Agreement, dated October 28, 2004, between Compensation Risk Managers, LLC and KeyBank National Association
†10	.6	Amended and Restated Loan Agreement, dated May 5, 2005, between Compensation Risk Managers, LLC and KeyBank National Association (amending and restating the Loan Agreement, between Compensation Risk Managers, LLC and KeyBank National Association, dated October 28, 2004)
†10	.7	Loan Agreement, between Twin Bridges (Bermuda) Ltd. and KeyBank National Association dated October 28, 2004 ($3 million loan)
†10	.8	Loan Agreement, between Twin Bridges (Bermuda) Ltd. and KeyBank National Association dated October 28, 2004 ($7.5 million loan)
††10	.9	Amendment to Loan Agreement, dated June 30, 2005, between Twin Bridges (Bermuda) Ltd. and KeyBank National Association (amending the Loan Agreement between Twin Bridges (Bermuda) Ltd. and KeyBank National Association, dated October 28, 2004)
††10	.10	Amended and Restated Loan Agreement, dated October 3, 2005, between Twin Bridges (Bermuda) Ltd. and KeyBank National Association (amending and restating the Loan Agreement, dated October 28 and subsequently amended June 30, 2005)
††10	.11	Amended and Restated Loan Agreement, dated October 3, 2005, between Twin Bridges (Bermuda) Ltd. and KeyBank National Association (amending and restating the Loan Agreement dated October 28, 2004)
††10	.12	Amended and Restated Loan Agreement, dated October 3, 2005, between Compensation Risk Managers, LLC and KeyBank National Association (amending and restating the Loan Agreement between Compensation Risk Managers, LLC and KeyBank National Association, dated October 28, 2004 and subsequently amended and restated May 5, 2005)
††††10	.13	2005 Long-Term Incentive Plan
††††10	.14	Tax Indemnification Agreement, by and among Compensation Risk Managers, LLC, Compensation Risk Managers of California, LLC, EIMAR, L.L.C., Twin Bridges (Bermuda) Ltd., the individuals named therein and Village Holdings, LLC, dated December 7, 2005
††††10	.15	Employment Agreement, between the Company and Louis J. Viglotti, dated November 22, 2005

Exhibit
Number		Description

†††††10	.16	Amendment to Loan Agreement, by and between Twin Bridges (Bermuda) Ltd. and KeyBank National Association dated December 14, 2005 (amending the Amended and Restated Loan Agreement dated October 3, 2005)
†††21	.1	List of subsidiaries of the Company
†††††23	.1	Consent of Johnson Lambert & Co.
††††††23	.2	Consent of Appleby Spurling Hunter (included in Exhibit 5.1)
††24	.1	Power of Attorney

†	Previously filed on the Company’s Registration Statement on Form S-1 (No. 333-128424) on September 19, 2005.

††	Previously filed on Amendment No. 1 to the Company’s Registration Statement on Form S-1 (No. 333-128424) on November 8, 2005.

†††	Previously filed on Amendment No. 2 to the Company’s Registration Statement on Form S-1 (No. 333-128424) on November 28, 2005.

††††	Previously filed on Amendment No. 4 to the Company’s Registration Statement on Form S-1 (No. 333-128424) on December 7, 2005.

†††††	Previously filed on Amendment No. 5 to the Company’s Registration Statement on Form S-1 (No. 333-128424) on December 16, 2005.

††††††	Previously filed on Amendment No. 6 to the Company’s Registration Statement on Form S-1 (No. 333-128424) on December 19, 2005.